UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2006

The Interpublic Group of Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6686	13-1024020

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, New York, New York		10036

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of April 1, 2006, the Interpublic Group of Companies Inc. (“Interpublic”) entered into an Employment Agreement and an Executive Severance Agreement with Christopher Carroll. Under the Employment Agreement, Mr. Carroll will serve as Senior Vice President, Controller and Chief Accounting Officer. The summary of the agreements that is set forth below is qualified in its entirety by the provisions of the agreements, each of which is attached as Exhibits 10.1 and 10.2 hereto, respectively.

The Employment Agreement with Mr. Carroll provides for an annual base salary of $483,500. During his employment, Mr. Carroll also will be eligible to participate in Interpublic’s annual incentive plan with a target award equal to 50% of his base salary although his actual award may vary from 0% to 200% of target, depending on Interpublic’s performance, Mr. Carroll’s performance and management’s discretion. In addition, beginning in 2006, Mr. Carroll will be eligible to participate in Interpublic’s long term incentive programs with a total expected annual award value at target of $350,000 and Interpublic’s Capital Accumulation Plan, and also will be eligible to participate in such other employee benefits as are provided to other key management executives of Interpublic and on the same terms

Although Mr. Carroll’s employment under the Employment Agreement may be terminated at any time and for any reason, if Interpublic terminates Mr. Carroll’s employment without “cause” (as such term is defined in the Employment Agreement) before September 30, 2007, Interpublic will pay Mr. Carroll his annual base salary for a period of eighteen months plus an amount equal to his target bonus for the year in which the termination occurred. If Interpublic terminates Mr. Carroll’s employment without cause after September 30, 2007, Interpublic will pay Mr. Carroll his annual base salary for a period of twelve months plus an amount equal to his target bonus for the year in which the termination occurred. The Employment Agreement states that Mr. Carroll may terminate his employment with Interpublic at any time upon six months written notice, in which case Interpublic will pay Mr. Carroll his base salary and any other benefits to which Mr. Carroll is entitled under the employee benefit plans described above during the six-month notice period, but Mr. Carroll will not receive any bonus award that might otherwise be paid during the six month period between his notice of termination and his termination date.

The Employment Agreement contains customary noncompetition, confidentiality, proprietary information, and intellectual property covenants applicable during Mr. Carroll’s employment with Interpublic and, with respect to the confidentiality and proprietary information clauses, following any termination of his employment. In addition, the Employment Agreement contains non-solicitation provisions applying to (i) any period in which Mr. Carroll accepts severance payments from Interpublic, or (ii) for one year after the termination of Mr. Carroll’s employment for any reason, whichever is later.

The Executive Severance Agreement provides that Interpublic and its subsidiaries (collectively referred to hereinafter as the “Company”) will make a cash severance payment to Mr. Carroll if, within two years after a “change of control,” (i) Mr. Carroll’s employment is terminated by Interpublic other than for “cause” or (ii) Mr. Carroll resigns for “good reason,” as each such term is defined in the Executive Severance Agreement.

The severance payment to which Mr. Carroll would be entitled is equal to two times his average annual compensation during the two calendar years ended prior to the date of a “change of control.” In addition, Mr. Carroll is entitled to receive a partial annual bonus based on the most recent bonus paid within one or two years (as applicable) preceding the year Mr. Carroll is terminated prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be Mr. Carroll’s taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of Interpublic.

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The Executive Severance Agreement also provides that if Mr. Carroll’s employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of Interpublic or any of its subsidiaries to leave such employ to enter into the employ of Mr. Carroll, or any person or entity with which Mr. Carroll is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of Interpublic or any of its subsidiaries on the date Mr. Carroll’s employment terminates.

The Executive Severance Agreement gives Mr. Carroll an option to limit payment under the Executive Severance Agreement to such sum as would avoid subjecting him to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Also, under the Executive Severance Agreement, all sums previously deferred by Mr. Carroll pursuant to the Management Incentive Compensation Plan and/or the 2004 Performance Incentive Plan and/or other deferral programs (with the exception of sums deferred through the Interpublic Savings Plan) would become payable within 30 days following a “change of control” if Mr. Carroll has elected to receive the distribution prior to the “change of control.”

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Item 9.01

(c) Exhibits

Exhibit 10.1	Employment Agreement with Christopher Carroll (filed pursuant to Item 1.01)

Exhibit 10.2	Executive Severance Agreement with Christopher Carroll (filed pursuant to Item 1.01)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: April 6, 2006	By:	/s/ Nicholas J. Camera
Nicholas J. Camera
Senior Vice President, General Counsel and Secretary

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